        EXHIBIT 10.4: FORM OF NON-STATUTORY STOCK OPTION AWARD AGREEMENT

                                     FORM OF
                   NON-STATUTORY STOCK OPTION AWARD AGREEMENT
       FOR THE BENEFICIAL MUTUAL BANCORP, INC. 2008 EQUITY INCENTIVE PLAN

         This Award Agreement is provided to _______________ (the "Participant") by Beneficial Mutual Bancorp, Inc. (the "Company") as of _________ (the "Grant Date"), the date the Compensation Committee of the Board of Directors (the "Committee") granted the Participant the right and option to purchase Shares pursuant to the Beneficial Mutual Bancorp, Inc. 2008 Equity Incentive Plan (the "2008 Plan"), subject to the terms and conditions of the 2008 Plan and this Award Agreement:

         1.       OPTION GRANT:                      You have been granted a
                                                     NON-STATUTORY STOCK OPTION
                                                     (referred to in this
                                                     Agreement as your
                                                     "Option"). Your Option is
                                                     NOT intended to qualify as
                                                     an "incentive stock option"
                                                     under Section 422 of the
                                                     Internal Revenue Code of
                                                     1986, as amended.

         2.       NUMBER OF SHARES
                  SUBJECT TO YOUR OPTION:            ________ shares of Common
                                                     Stock ("Shares"), subject
                                                     to adjustment as may be
                                                     necessary pursuant to
                                                     Article 10 of the 2008
                                                     Plan.

         3.       GRANT DATE:                        ________

         4.       EXERCISE PRICE:                    You may purchase Shares
                                                     covered by your Option at a
                                                     price of $______ per share.

         Unless sooner vested in accordance with Section 2 of the Terms and Conditions (attached hereto) or otherwise in the discretion of the Committee, the Options shall vest (become exercisable) in accordance with the following schedule:

       Continuous Status
       as a Participant               Percentage of            Number of Shares
       after Grant Date               Option Vested         Available for Exercise     Vesting Date
       ----------------               -------------         ----------------------     ------------


         IN WITNESS WHEREOF, Beneficial Mutual Bancorp, Inc., acting by and through the Committee, has caused this Award Agreement to be executed as of the Grant Date set forth above.

                                     BENEFICIAL MUTUAL BANCORP, INC.


ACCEPTED BY PARTICIPANT:             By:
                                         ---------------------------------------
                                         On behalf of the Compensation Committee


-------------------------
[Name]


--------------------------
Date

TERMS AND CONDITIONS

1. GRANT OF OPTION. The Grant Date, Exercise Price and number of Shares subject to your Option are stated on page 1 of this Award Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the 2008 Plan.

2. VESTING OF OPTIONS. The Option shall vest (become exercisable) in accordance with the vesting schedule shown on page 1 of this Award Agreement. Notwithstanding the vesting schedule on page 1, the Option will also vest and become exercisable:

         (a) Upon your death or Disability during your Continuous Status as a Participant; or

         (b)    Upon a Change in Control (as defined in the 2008 Plan).

3. TERM OF OPTIONS AND LIMITATIONS ON RIGHT TO EXERCISE. The term of the Option will be for a period of ten (10) years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the "Expiration Date"). To the extent not previously exercised, the vested portion of your Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

         (a) Three (3) months after the termination of your Continuous Status as a Participant for any reason other than your death or Disability.

         (b) Twelve (12) months after termination of your Continuous Status as a Participant by reason of Disability.

         (c) Twelve (12) months after the date of your death, if you die while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Option would otherwise lapse. Upon your death, your beneficiary (designated pursuant to the terms of the 2008 Plan) may exercise your Option.

         (d) At the end of the remaining original term of the Option if your employment is involuntarily or constructively terminated within twelve (12) months of a Change in Control.

         The Committee may, prior to the lapse of your Option under the circumstances described in paragraphs (a), (b), (c) or (d) above, extend the time to exercise your Option as determined by the Committee in writing and subject to federal regulations. If you return to employment with the Company during the designated post-termination exercise period, then you will be restored to the status as a Participant you held prior to such termination, but no vesting credit will be earned for any period you were not in Continuous Status as a Participant. If you or your beneficiary exercises an Option after your termination of service, the Option may be exercised only with respect to the Shares that were otherwise vested on the date of your termination of service.

4.       EXERCISE OF OPTION. You may exercise your Option by providing:

         (a) a written notice of intent to exercise to [NAME] at the address and in the form specified by the Committee from time to time; and

         (b) payment to the Company in full for the Shares subject to the exercise (unless the exercise is a cashless exercise). Payment for the Shares can be made in cash, Company common stock ("stock swap"), a combination of cash and Company common stock or by means of a cashless exercise (if permitted by the Committee).

5. BENEFICIARY DESIGNATION. You may, in a manner determined by the Committee, designate a beneficiary to exercise your rights under the 2008 Plan and to receive any distribution with respect to this Option upon your death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the 2008 Plan is subject to all terms and conditions of this Award Agreement and the 2008 Plan, and to any additional restrictions deemed necessary or appropriate by the Committee. If you have not designated a beneficiary or none survives you, the Option may be exercised by the legal representative of your estate, and payment shall be made to your estate. You may change or revoke a beneficiary designation at any time provided the change or revocation is filed with the Company.

6. WITHHOLDING. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy federal, state, and local (if any) withholding taxes and employment taxes (I.E., FICA and FUTA). OUTSIDE DIRECTORS OF THE COMPANY ARE SELF-EMPLOYED AND ARE NOT SUBJECT TO TAX WITHHOLDING.

7. LIMITATION OF RIGHTS. This Option does not confer on you or your beneficiary designated pursuant to Paragraph 5 any rights as a shareholder of the Company unless and until the Shares are in fact issued in connection with the exercise of the Option. Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate your employment at any time, nor confer upon you any right to continue in the service of the Company or any Affiliate.

8. RESTRICTIONS ON TRANSFER AND PLEDGE. You may not pledge, encumber, or hypothecate your right or interest in this Option to or in favor of any party other than the Company or an Affiliate, and this Option shall not be subject to any lien, obligation, or liability of the Participant to any other party other than the Company or an Affiliate. You may not assign or transfer this Option other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Option under the 2008 Plan; provided, however, that the Committee may (but need not) permit other requested transfers. Only you or any permitted transferee may exercise this Option during your lifetime.

9. PLAN CONTROLS. The terms contained in the 2008 Plan are incorporated into and made a part of this Award Agreement and this Award Agreement shall be governed by and construed in accordance with the 2008 Plan. In the event of any actual or alleged conflict between the provisions of the 2008 Plan and the provisions of this Award Agreement, the provisions of the 2008 Plan will control.

10. SUCCESSORS. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the 2008 Plan.

11. SEVERABILITY. If any one or more of the provisions contained in this Award Agreement is invalid, illegal or unenforceable, the other provisions of this Award Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included in this Award Agreement.

12. NOTICE. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

                           Beneficial Mutual Bancorp, Inc.
                           510 Walnut Street, 19th Floor
                           Philadelphia, Pennsylvania 19106
                           Attn:   Compensation Committee
                                   c/o Chief Executive Officer

         or any other address designated by the Company in a written notice to the Participant. Notices to you will be directed to your address, as then currently on file with the Company, or to any other address that you provide in a written notice to the Company.

13. STOCK RESERVE. The Company shall at all times during the term of this Agreement reserve and keep available a sufficient number of Shares to satisfy the requirements of this Agreement.

14. FORFEITURE. The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject you to disciplinary action up to and including termination of employment. In addition, any equity-based compensation, as provided by the 2008 Plan to which you would otherwise be entitled will be revoked.

15. MISCELLANEOUS. All equity-based compensation earned under this Award Agreement will not be treated as compensation for purposes of benefits received under any other Company or Bank tax-qualified or non-tax-qualified plans or arrangements.